Exhibit 99.1

PRESS RELEASE

27 February 2014

USG Corporation and Boral Limited announce the formation of

their world-leading Plasterboard & Ceilings joint venture,

USG Boral Building Products

USG Corporation (NYSE: USG) and Boral Limited (ASX: BLD) today announce the completion of their previously communicated 50/50 strategic joint venture, USG Boral Building Products. The joint venture creates a world-leading building products business with sales and operations across Asia, Australasia and the Middle East.

In connection with the joint venture, Boral has contributed its Gypsum division, which includes its plasterboard operations in Australia and Asia, and USG has contributed its Asian and Middle Eastern businesses, as well as exclusive access in the joint venture’s territory to its world-leading ceilings, cement board, fibre board, and lightweight plasterboard and joint compound building products technologies.

As consideration for its 50% ownership in the joint venture, in addition to contributing its Asian and Middle Eastern businesses and certain intellectual property, USG made a cash payment of US$500 million to Boral. Boral will also have the opportunity for up to US$75 million in earn out payments over five years if the joint venture achieves specific performance targets.

USG, which funded its cash payment to Boral with the net proceeds of a recently completed US$350 million senior note offering and cash on hand, made an additional cash payment to Boral of US$13 million based on a customary initial estimate of the net debt and working capital positions of the contributed businesses. Additional cash adjustments are expected upon finalisation of the accounts as of 28 February, 2014.

USG’s Chairman, President and CEO Jim Metcalf stated, “The joint venture gives USG an immediate, significant presence across some of the fastest growing construction markets in the world, and positions both USG and Boral to win over the long-term in Asia, Australasia, and the Middle East. Our teams will work quickly to deploy USG’s technologies to the facilities in the region and we expect that our combined efforts will enable the joint venture and its customers to achieve greater productivity and profitability.”

USG Boral Building Products has 633 million m2 (6.8 BSF) of plasterboard manufacturing capacity across 25 plasterboard lines and 12 countries. Synergy realisation will ramp up over time and is expected to exceed US$50 million per annum within three years of the new technologies being rolled out. Manufacturing and freight cost savings, revenue enhancements generated by a superior product offering, and complementary products sold through existing sales channels will drive synergies.

“The completion of the transaction is an important milestone in our joint venture with USG. Our teams have come together effectively and productively and have great momentum and determination to deliver on the strategic imperatives of the joint venture. We are focused on maximising value for our customers and our shareholders,” said Boral’s CEO & Managing Director, Mike Kane. “The joint venture aligns with Boral’s goal to grow earnings from Asia and to transform the business over the longer-term through innovative product and manufacturing solutions. Boral’s balance sheet will also strengthen considerably as a result of the transaction.”

Management of the joint venture will be shared between Boral and USG with Frederic de Rougemont from Boral appointed as CEO and Paul Monzella from USG appointed as CFO. USG has appointed the Chairman, Jennifer Scanlon, Senior Vice President and President USG International. The right to appoint the Chairman will alternate every two years.

About USG Corporation:

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG Worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling our customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG and its subsidiaries are proud sponsors of the U.S Olympic and Paralympic teams and the Canadian Olympic team. For additional information, visit www.usg.com

About Boral Limited:

Boral is a global building products and construction materials group, headquartered in Sydney, Australia. With leading positions in Cement & Construction Materials in Australia; Plasterboard in Australia and Asia; and Cladding and Roof Tiles in the USA, Boral produces and distributes a broad range of materials and products including quarry products, cement, fly ash, pre-mix concrete, asphalt, clay bricks, clay and concrete roof tiles, concrete masonry products, plasterboard and timber. See www.boral.com.au for more information.

Contact details:

USG Corporation

Matthew Ackley

Senior Manager, Investor Relations

Telephone: +1 312-436-6263

investorrelations@usg.com

Robert Williams

Senior Director, Corporate Communications

+1 312-436-4356

rewilliams@usg.com

Boral Limited ABN: 13 008 421 761

Kylie FitzGerald

Group Communications & Investor Relations Director

Telephone: +61 2 9220 6591

kylie.fitzgerald@boral.com.au

Luis Garcia

Media Enquiries

+61 419 239 552

USG Cautionary Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ materially due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; our substantial indebtedness and our ability to incur substantial additional indebtedness; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material and energy costs; volatility in the assumptions used to determine the funded status of our pension plans; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates for us and the industry; our ability to expand into new geographic markets and the stability of such markets; our ability to successfully operate the joint venture with Boral Limited, including risks that our joint venture partner, Boral Limited, may not fulfill its obligations as an investor or may take actions that are inconsistent with our objectives; our ability to protect our intellectual property and other proprietary rights; changes in laws or regulations, including environmental and safety regulations; the satisfactory performance of certain business functions by third party service providers; our ability to achieve anticipated savings from cost reduction programs; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release. Additional information concerning these and other factors may be found in our filings with the Securities and Exchange Commission, including the “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.